Exhibit 99.11

SECOND AMENDING AGREEMENT

31 DECEMBER 2009

(Amendments to Share Purchase Agreement dated 16 April 2009 amongst Vasky Energy Ltd. as Purchaser and G.F. Transnational Inc. and American Investors in China, Llc as Vendors (“Share Purchase Agreement”))

THIS SECOND AMENDING AGREEMENT SUPERSEDES THE AMENDING AGREEMENT OF 30 SEPTEMBER 2009 AND SUMMARISES AND SUPPLEMENTS CERTAIN PRINCIPAL TERMS OF THE SHARE PURCHASE AGREEMENT CONCERNING THE PROPOSED ACQUISITION BY THE PURCHASER OF KEY TARGET HOLDINGS LIMITED FROM THE VENDORS.

EXCEPT FOR THE AMENDED TERMS INDICATED BELOW, ALL OTHER TERMS AND CONDITIONS AND DEFINED TERMS CONTAINED IN THE SHARE PURCHASE AGREEMENT WHICH ARE NOT SPECIFICALLY MODIFIED HEREIN, SHALL REMIND IN FULL FORCE AND EFFECT.

1.               The last sentence of Clause 3.1 of the Share Purchase Agreement is amended to provide for the Purchaser to complete its acquisition of the shares of Key Target Holdings Limited by no later than 30 June 2010 or such other date as may be agreed by the parties (“Long Stop Date”).

2.               Furthermore, as a result of the new Long Stop Date specified in Clause 3.1, the parties will have until 30 June 2010 or such other date as may be agreed by the parties to fulfill all of the Conditions Precedent set out in Clause 3.1.

G.F. TRANSNATIONAL INC.
Date:

AMERICAN INVESTORS IN CHINA, LLC
Date: and on behalf of
Vasky Energy Ltd.

Authorized Signature(s)
VASKY ENERGY LTD
Date:

Second Amendment to Letter of Acknowledgement and Agreement

December 31, 2009

G.F.T. (Fareast) Holdings Limited

Rooms 1318-1320, Hollywood Plaza

610 Nathan Road

Mongkok, Kowloon

Hong Kong

Dear Sirs:

Re: Deposits Made in Connection with the Proposed Acquisition of Adventio Investments Limited (“Adventio”)

On behalf of Era Information & Entertainment Limited now known as ERA Holdings Global Limited (“ERA”) I am writing to further amend certain understandings reached between G.F.T. (Fareast) Holdings Limited (“GFT”) and ERA (also collectively referred to as the “Parties”) concerning the above-captioned subject in the Letter of Acknowledgement and Agreement dated December 1, 2009 between the Parties (“Letter Agreement”). Under the Letter Agreement the four deposits totaling Two Million Three Hundred and Eighty-Three Thousand and Six Hundred United States Dollars (US$2,383,600) or the Hong Kong Dollar equivalent of Eighteen Million Five Hundred and Ninety-Two Thousand and Eighty Hong Kong Dollars (HK$18,604,616) made by ERA (“Deposits”) in connection with ERA’s proposed purchase from GFT of 100% of the equity interest in Adventio (“Proposed Transaction”) were to be paid to GFT. However, this arrangement was modified at GFT’s request, and consequently at GFT’s instruction, the Deposits were directly paid by ERA to Eastern Pearl Co., Ltd., a subsidiary company of Adventio which operates a coal mine in the Sakhalin Islands (“Eastern Pearl”).

Currently ERA with the assistance of GFT is conducting a comprehensive due diligence examination of Adventio and Eastern

Pearl. It is the intention of the Parties that this due diligence exercise will be satisfactorily completed by June 30, 2010 or such other date as may be mutually agreed upon by the Parties (“Closing Date”). In the event the Proposed Transaction cannot be successfully completed by the Closing Date, GFT agrees that the full amount of the Deposits received by Eastern Pearl shall be immediately refunded to ERA along with accrued interest. If GFT does not have sufficient cash to repay ERA at that time, Eastern Pearl will dispose some of its fixed assets to come up with the required fund to refund ERA. Furthermore, the Parties agree that if the Proposed Transaction is completed, then the full amount of the Deposits shall be deducted from the consideration ERA is required to pay GFT as the purchase price for the Proposed Transaction.

ERA requests GFT to sign in the space indicated below this second letter amendment which supersedes the letter amendment dated March 19, 2009 between the Parties, and whereby GFT agrees to be bound by the contents of this second letter amendment and also the remaining unamended terms of the Letter Agreement.

Sincerely yours,

/s/ ERA Holdings Global Limited	[SEAL]
ERA Holdings Global Limited (formerly known as Era Information &
Entertainment Limited)

Agreed:

/s/ G.F.T. (Fareast) Holdings Limited	[SEAL]
G.F.T. (Fareast) Holdings Limited

Dated 31 March 2010

1.             MINING MACHINERY LIMITED

2.             VASKY ENERGY LTD.

SUPPLEMENTAL DEED
RELATING TO THE
AGREEMENT

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THIS SUPPLEMENTAL DEED dated 31 March 2010

PARTIES:

1.             MINING MACHINERY LIMITED, a company incorporated in Mauritius and having its registered office at 5th Floor, One Cathedral Square, Jules Koenig Street, Port Louis, Mauritius (the “Vendor”).

2.             VASKY ENERGY LTD, a company incorporated in British Virgin Islands whose principal place of business in Hong Kong is situated at 9/F., Shun Ho Tower, 24-30 Ice House Street, Central, Hong Kong (the “Purchaser”).

INTRODUCTION:

1.             The parties hereto entered into a sale and purchase agreement on 9 October 2009 (the “Agreement”), pursuant to which the Vendor has agreed to sell the Sale Share to the Purchaser in accordance with the terms and conditions of the Agreement.

2.             The parties hereto intend to enter into this Supplemental Deed in order to amend certain terms of the Agreement.

NOW IT IS AGREED:

1.             INTERPRETATION

1.1           Capitalised terms used in this Supplemental Deed shall have the same meanings set out in the Agreement, unless otherwise defined or amended, varied herein.

2.             LONG-STOP DATE

2.1           Clause 3.3 of the Agreement shall be deleted in its entirety and replaced as follows:

“If the conditions set out in Clause 3.1 are not fulfilled on or prior to 31 December 2010 (or such later date as may be agreed between the Vendor and the Purchaser), this Agreement shall terminate and neither of the parties shall have any claim against the other for costs, damages, compensation or otherwise (save in respective of any breach of Clause 3.2), unless otherwise agreed between the parties hereto.”

3.             COMPLETION DELIVERABLES

3.1           A new Clause 4.3(c) of the Agreement shall be added after Clause 4.3(b) of the Agreement, as follows:

“In the event that the written evidence of waiver of the Shareholder’s Loan signed by the Vendor referred to in Clause 4.3(a)(iii) of the Agreement is not delivered by the Vendor to the Purchaser at the Completion, Clause 4.3(a)(iii) of the Agreement shall be satisfied

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by capitalization of the Shareholder’s Loan by way of the Company issuing additional Share(s) to the order of the Vendor who shall procure such additional Shares to be (i) issued in the name of the Purchaser or its nominee; or (ii) transferred from the Vendor to the Purchaser or its nominee, simultaneously with the Sale Share together with such documents as the Purchaser may require to give good title to such additional Share(s) and to enable the Purchase or such party as it nominates to be registered as the holders thereof.”

4.             MISCELLANEOUS

4.1           Upon execution of this Deed by the parties hereto, this Supplemental Deed shall form an integral part of the Agreement and the Agreement should be interpreted subject to the terms of this Supplemental Deed. In case of any conflicts or inconsistency between the terms of the Agreement and this Supplemental Deed, the terms of this Supplemental Deed and the arrangements stipulated or contemplated in this Supplemental Deed shall prevail.

4.2           This Supplemental Deed is governed by and shall be construed in accordance with the laws of Hong Kong, and the parties hereto hereby submit to the non exclusive jurisdiction of the Courts of Hong Kong in connection herewith but this Supplemental Deed may be enforced in any court of competent jurisdiction.

4.2           This Supplemental Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Supplemental Deed by signing any such counterpart.

IN WITNESS whereof the parties hereto have executed this Supplemental Deed the day and year first before written.

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EXECUTION PAGE

SEALED with the Common Seal of	)
MINING MACHINERY LIMITED	)
And SIGNED BY:	)
Emory Williams	)
a director for and on behalf of	)
MINING MACHINERY LIMITED	)

/s/ Emory Williams

in the presence of Anita Wong	)

/s/ Anita Wong

SEALED with the Common Seal of	)
VASKY ENERGY LTD.	)
And SIGNED BY:	)
/s/ Leung Ka Wo	)
a director for and on behalf of	)
VASKY ENERGY LTD.	)

/s/ Leung Ka Kit

in the presence of Leung Ka Kit GL	)

3

THIS DEED OF INDEMNITY is made on 28 June 2010.

BY:

THE INDEMNIFIERS, whose names and addresses are set out in Schedule 1 to this Deed (the “Indemnifiers” and each of them an “Indemnifier”); and

IN FAVOUR OF

VASKY ENERGY LTD., a company incorporated in British Virgin Islands whose principal place of business in Hong Kong is situated at 9/F., Shun Ho Tower, 24-30 Ice House Street, Central, Hong Kong (the “Purchaser”) for itself and as trustee for its current and future affiliates, the respective officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such entities and the respective successors and assigns of such entities, including but not limited to each of the companies set out in Schedule 2 to this Deed, (together with the Purchaser, the “Indemnified Parties” and each an “Indemnified Party”).

WHEREAS:

1.             This Deed is made pursuant to an agreement for the sale and purchase (the “Agreement”) of shares in the Target (as defined below) dated 9 October 2009 between the Vendor (as defined below) and the Purchaser in relation to the acquisition of the Sale Share (as defined below) by the Purchaser from the Vendor.

2.             The Indemnifiers have agreed to execute this Deed in favour of the Indemnified Parties subject to the terms and in accordance with the conditions set out in this Deed.

THIS DEED WITNESSES AND IT IS HEREBY AGREED AS FOLLOWS:-

1.             DEFINITIONS AND INTERPRETATION

1.1           In this Deed, unless the context requires otherwise, terms and expressions defined shall have the following meanings:

“Acquisition”	the proposed acquisition of the Sale Share pursuant to the Agreement

“Claim”

includes (without limitation) any claim, counterclaim, assessment, notice, demand or other documents issued or action taken by or on behalf of any person, authority or body whatsoever and of whatever country from which it appears that any of the Indemnified Parties (i) is liable or is sought to be made liable to make any payment of any form of taxation or is deprived or is sought to be deprived of any Relief which would, but for the claim, have been available to any of the Indemnified Parties; or (ii) is liable or is sought to be made liable to make any payment of any form of Damages

“Completion”	completion of the Agreement

“Damages”	includes, without limitation, any and all losses, expenses,

liabilities or other damages, to the extent of the actual amount of such losses, expenses, liabilities or other damages

“Ordinance”

the Estate Duty Ordinance (Chapter 111 of the Laws of Hong Kong) and references to provisions of the Ordinance are references to the provisions of the Ordinance as in force at the date of this Deed and all statutory amendments, modifications and re-enactments of those provisions now or hereafter in force

“PRC”	means the People’s Republic of China excluding, for the purpose of this deed, Hong Kong, the Macau Special Administrative Region of China and Taiwan;

“Relevant Transfer”

in relation to any person, means a transfer of the kind described by the words “a transfer of any property, other than an interest limited to cease on his death or property which he transferred in a fiduciary capacity” in section 35 of the Ordinance interpreted in accordance with the provisions of section 3 of the Ordinance made by that person on or before the Completion

“Relief”

any relief, allowance, set-off or deduction in computing profits or credits or right to repayment of taxation available to any of the Indemnified Parties granted by or pursuant to any legislation in any part of the world concerning or otherwise relating to taxation

“Sale Share”	100% of the issued share capital of the Target owned by the Vendor before Completion

“Target”	International Mining Machinery Siwei Holdings Limited, a company incorporated in Hong Kong with limited liability

“Target Group”	the Target and (Zhengzhou Siwei Mechanical Electrical Equipment Manufacturing Co., Ltd. Ltd.), a company incorporated in the PRC and a wholly-owned subsidiary of the Target

“Taxation”	means:

(a)       any liability to any form of taxation whenever created or imposed and whether of Hong Kong, the PRC, British Virgin Islands, Mauritius or of any other part of the world and without prejudice to the generality of the foregoing includes profits tax, provisional profits tax, salaries tax, property tax, estate duty, capital duty, stamp duty, payroll tax, withholding tax, rates, customs and excise duties and generally any tax, duty, impost, levy or rate or any amount payable to the revenue, customs or fiscal authorities whether of Hong Kong, the

PRC, British Virgin Islands, Mauritius or of any other part of the world;

(b)      an amount equal to any deprivation of any relief, allowance, set-off, deduction in computing profits or right to repayment of granted by or pursuant to any legislation concerning or otherwise relating to (a);

(c)       all costs, interest, penalties, charges and expenses incidental or relating to (a) or to any relief, allowance, set-off or deduction in computing profits or right to repayment of (a) to the extent that the same is/are payable or suffered by the Target Group or any member of the Target Group.

“Vendor”	Mining Machinery Ltd (formerly known as International Mining Machinery Limited), a company incorporated in Mauritius, which holds 100% of the equity interest in the Target

1.3           References to “this Deed” are to this deed of indemnity as amended, varied, modified or supplemented from time to time.

1.4           In this Deed, words importing the singular include the plural and vice versa, words importing gender or the neuter include both genders and the neuter and references to persons include bodies corporate or unincorporate.

1.5           In this Deed, headings are for convenience only and shall not affect the construction of this Deed.

2.             ESTATE DUTY INDEMNITY

2.1           The Indemnifiers hereby jointly and severally covenant and undertake to indemnify and keep indemnified fully and effectively on demand each of the Indemnified Parties against any estate duty, death duty, inheritance tax, succession duty or any other similar tax or duty which is or becomes payable by the Indemnified Parties by the operation of any estate duty, death duty, inheritance tax, succession duty or any other similar legislation in any relevant jurisdiction outside Hong Kong as a result or in consequence of any event or transaction occurring on or before the Completion, whether or not such event or transaction shall have taken place in conjunction with any circumstances whenever occurring.

2.2           The Indemnifiers hereby jointly and severally covenant and undertake to indemnify and keep indemnified each of the Indemnified Parties against any Hong Kong estate duty which is or becomes payable by any of the Indemnified Parties by the operation of the provisions of sections 34 to 45 (inclusive) of the Ordinance as a result of the death of any individual (the “Individual”) who has before death made a Relevant Transfer to any of the Indemnified Parties, including but not limited to:

(a)           any amount of estate duty which is or becomes payable by each of the Indemnified Parties by virtue of section 35 of the Ordinance or under the provisions of section 43 of the Ordinance by reason of the death of an Individual and by reason of any assets of any of the Indemnified Parties being deemed for the purposes of estate duty to be included in the property passing on his death by reason of that Individual having made a Relevant Transfer to any of the Indemnified Parties;

(b)           any amount recoverable or recovered against any of the Indemnified Parties under the provisions of section 43(7) of the Ordinance in respect of any estate duty payable under section 43(1) or 43(6) of the Ordinance by reason of the death of an Individual and by reason of any assets of any of the Indemnified Parties being deemed for the purposes of estate duty to be included in the property passing on his death by reason of that Individual having made a Relevant Transfer to any of the Indemnified Parties; or

(c)           any amount of estate duty which any of the Indemnified Parties is obliged to pay under section 43(1)(c) of the Ordinance by reason of the death of an Individual in any case where the assets of another company (referred to as the “distributing company” in this sub-clause) are deemed for the purposes of the Ordinance to be included in the property passing on his death by reason of that Individual having made a Relevant Transfer to the distributing company and by reason of any of the Indemnified Parties having received any distributed assets of the distributing company on their distribution as provided in the Ordinance but only to the extent to which any of the Indemnified Parties is unable to fully recover that amount of estate duty from any other accountable persons under section 43(7)(a) of the Ordinance.

3.             TAXATION INDEMNITY

3.1           Without prejudice to any other provisions of this Deed and subject as hereinafter provided, the Indemnifiers hereby jointly and severally covenant and undertake to indemnify and keep indemnified each of the Indemnified Parties against any loss or liability suffered by any of the Indemnified Parties including, but not limited to, any diminution in the value of the assets or shares in any of the Indemnified Parities, any payment made or required to be made by any of the Indemnified Parties and any costs and expenses incurred as a result of or in connection with any Claim falling on any of the Indemnified Parties resulting from or by reference to any income, profits or gains of the Target Group earned, accrued or received on or before the Completion or any event on or before the Completion whether alone or in conjunction with other circumstances and whether or not such taxation is chargeable against or attributable to any other person, firm or company.

3.2           In the event of loss, reduction, modification, cancellation or deprivation of any Relief or of a right to repayment of any form of taxation, there shall be treated as an amount of taxation for which liability has arisen the amount of such Relief or repayment or (if smaller) the amount by which the liability to any such taxation of any of the Indemnified Parties would have been reduced by the Relief if there had been no loss, reduction, modification, cancellation or deprivation as aforesaid (but only to the extent that the Relief would otherwise have been capable of full utilisation by any of the Indemnified Parties), applying the relevant rates of taxation in force in the period or periods in respect of which such Relief would have applied or (where the rate has at the relevant time not been fixed) the last known rate and assuming that Relief was capable of full utilisation by any of the Indemnified Parties.

4.             INDEMNITY IN RELATION TO THE TITLE DEFECTS OF THE PROPERTIES USED BY THE ENLARGED GROUP

The Indemnifiers hereby jointly and severally undertake to indemnify and keep indemnified each of the Indemnified Parties against any and all Damages, including relocation costs and expenses (if any), which are or become payable or incurred by any members of the Indemnified Parties, as a result of, relating to, arising from or in connection with any title defects of the properties owned, leased or otherwise used by the Indemnified Parties.

5.             INDEMNITY IN RELATION TO ACTIVITIES AND OPERATIONS OF THE TARGET GROUP CONDUCTED BEFORE THE COMPLETION

The Indemnifiers hereby jointly and severally undertake to indemnify and keep indemnified each of the Indemnified Parties against any and all Damages, which are or become payable or incurred by any members of the Enlarged Group, as a result of, relating to, arising from or in connection with all activities and operations (business or otherwise) of the Target Group conducted before the Completion, including the potential penalties that the relevant authorities may impose on the Target Group as a result of non-compliance in social insurance and housing fund registration.

6.             INDEMNITY IN RELATION TO THE ACQUISITION

Without prejudice to any other provisions of this Deed, the Vendor, Mr. Emory Williams and Mr. Li Rubo hereby jointly and severally undertake to indemnify and keep indemnified each of the Indemnified Parties against any and all Damages which may arise as a result of, relating to or in connection with the Acquisition.

7.             GENERAL INDEMNITY

7.1           The Indemnifiers hereby jointly and severally undertake to indemnify each of the Indemnified Parties and at all times keep the same fully indemnified on demand from and against any and all of the Damages falling on any and all of the Indemnified Parties, as a result of which the Indemnified Parties, or any of them, become liable to pay such Damages:

(a)           in relation to each Indemnifier, incurred by or attributable to such Indemnifier as a shareholder or beneficial owner of the Target Group;

(b)           incurred by or attributable to the Indemnifiers in connection with the management of the business and affairs of the Target Group, except for damages due to negligence or wrongdoings by the Target Group following the Completion; or

(c)           incurred by any of the Indemnified Parties in connection with:

(i)            the investigation, assessment or the contesting of any of the foregoing Damages;

(ii)           the settlement of any claim for any of the foregoing Damages;

(iii)          any legal proceedings in which any of the Indemnified Parties claims under or in respect of this Deed and in which judgment is given in favour of any of the Indemnified Parties; or

(iv)          the enforcement of any such settlement or judgment referred to in sub-paragraphs (ii) and (iii) above.

8.             CLAIM

8.1           In the event of any claim for Damages arising under this Deed, the relevant Indemnified Parties shall, by way of covenant but not as a condition precedent to the liability of the Indemnifier hereunder, give or procure that notice thereof and all relevant information are given, as soon as reasonably practicable, to the Indemnifier in the manner provided in Clause 8 of the Agreement and, as regards any claim for Damages, the Indemnified Parties shall take such action to cause the claim for Damages to be withdrawn, or to dispute, resist, appeal against, compromise or defend the claim for Damages and any determination in respect thereof as the Indemnifier may reasonably request, but subject to them being indemnified and secured to their reasonable satisfaction by the Indemnifier from and against any and all further Damages which may be thereby sustained or incurred.

8.2           Without the prior approval of the Purchaser (such approval not to be unreasonably withheld or delayed), the Indemnifier shall make no settlement of any claim for Damages nor agree to any matter in the course of disputing any claim for Damages likely to affect the amount thereof or the future liability in respect of the Damages of any of the Indemnified Parties.

8.3           If, after the Indemnifier has made any payment pursuant to this Deed, any of the Indemnified Parties shall receive a refund of all or part of the relevant Damages, such Indemnified Party shall repay to the Indemnifier a sum corresponding to the balance of the refund remaining after deducting the aggregate of (a) any costs, charges and expenses payable or properly sustained or incurred by the Indemnified Party in recovering such refund, and (b) the amount of any additional Damage which may be suffered or incurred by any Indemnified Party in consequence of such refund.

8.4           Any payments due by the Indemnifier pursuant to this Deed shall be increased to include such interest on unpaid Damages as any of the Indemnified Parties shall have been required to pay.

8.5           Any payments made by or due from the Indemnifier under this Deed shall be made gross, free and clear of any rights of counterclaim or set-off and without any deductions or withholdings of any nature (other than deduction or withholding required by law, in such event the provisions of Clause 8.6 shall apply).

8.6           In the event that any deductions or withholdings are required by law, or that any payments made by or due from the Indemnifier under this Deed are liable for Taxation (in the hands of any of the Indemnified Parties or otherwise), then the Indemnifier shall be liable to pay to the relevant Indemnified Party to whom the payments are made or due such further sums as will ensure that the aggregate of the sums paid or payable shall, after making all deductions and withholdings from, or deducting liabilities to Taxation in respect of, such sums, leave the relevant Indemnified Party with the same amount as it would have been entitled to receive in the absence of any such deductions, withholdings or liabilities to Taxation.

9.             COSTS AND EXPENSES

Each of the Indemnifier and the Purchaser shall bear its own legal and professional fees, and all costs and expenses incurred in relation to the negotiation and preparation of this Deed.

10.           GENERAL

10.1         The Indemnifier undertakes to each of the Indemnified Parties that it will on demand do all such acts and things and execute all such deeds and documents as may be necessary to carry into effect or to give legal effect to the provisions of this Deed and the transaction hereby contemplated.

10.2         This Deed shall be binding on, and shall inure to the benefit of the Indemnifier and the Indemnified Parties and their respective legal personal representatives, executors, administrators and successors in title and assigns.

10.3         This Deed sets forth the entire agreement and understanding between the parties or any of them in relation to the subject matter of this Deed and supersedes and cancels in all respects all previous agreements, letters of intent, correspondence, understandings, agreements and undertakings (if any) between the parties hereto with respect to the subject matter hereof, whether such be written or oral.

10.4         This Deed may be executed in any number of counterparts by the parties hereto on separate counterparts each of which when executed shall be binding on the party who has executed it and all of which when taken together shall constitute one and the same document.

10.5         No breach of any provision of this Deed shall be capable of being waived or discharged except with the express written consent of the Purchaser.

10.6         No failure or delay by the Purchaser or any other of the Indemnified Parties in exercising any right, power or entitlement under this Deed shall operate as a waiver thereof nor shall any single or partial exercise by any of them of any right, power or entitlement preclude any further exercise thereof or the exercise of any other right, power or entitlement. The rights and remedies in this Deed are cumulative and not exclusive of any rights and remedies provided by law.

10.7         Time shall be of essence as regards any date or period mentioned in this Deed, or any date or period substituted for the same by the agreement of the parties or otherwise.

11.           PROCESS AGENT

Each of the Indemnifiers hereby irrevocably appoints the person whose name and address are set opposite to his/her name in the Schedule 1 as his/her agent to accept service of legal process out of the courts of Hong Kong in connection with this Deed. Each of the Indemnifiers further agrees to maintain a duly appointed agent in Hong Kong to accept service of process out of the courts of Hong Kong and to keep the other parties to this Deed informed of the name and address of such agent. Service on such agent shall be deemed to be service on the relevant Indemnifiers.

12.           GOVERNING LAW

This Deed shall be governed by and construed in accordance with the laws of Hong Kong and each of the parties hereto irrevocably agrees to submit to the non-exclusive jurisdiction of the Hong Kong courts in relation to any proceedings arising out of or in connection with this Deed.

Schedule 1

The Indemnifiers

Name	Address / Registered Office	Correspondence Address	Process Agent and Address

Mining Machinery Ltd	9th floor, Medine Mews Building, La Chaussee Street, Port Louis, Mauritius	3rd floor, Aimer Tower A, Li-ze Zhong Yuan, Chaoyang District, Beijing 100102, PRC	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Emory Williams	3rd floor, Aimer Tower A, Li-ze Zhong Yuan, Chaoyang District, Beijing 100102, PRC	3rd floor, Aimer Tower A, Li-ze Zhong Yuan, Chaoyang District, Beijing 100102, PRC	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

James Schroeder	401 Lake Avenue, Wilmette, Illinois, 60091, USA	401 Lake Avenue, Wilmette, Illinois, 60091, USA	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Griffin Schroeder	401 Lake Avenue, Wilmette, Illinois, 60091, USA	401 Lake Avenue, Wilmette, Illinois, 60091, USA	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Janet Schroeder	333 Christian Street, Wallingford, CT, 06491	333 Christian Street, Wallingford, CT, 06491	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Charles Schroder	401 Lake Avenue, Wilmette, Illinois, 60091, USA	401 Lake Avenue, Wilmette, Illinois, 60091, USA	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Carol Schroeder	401 Lake Avenue, Wilmette, Illinois, 60091, USA	401 Lake Avenue, Wilmette, Illinois, 60091, USA	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Bliss Browne	910 Castlewood Terrace, Chicago, Illinois, 60657, USA	910 Castlewood Terrace, Chicago, Illinois, 60657, USA	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Janet Harrison	21 Cochran Oaks Lane, Dallas, Texas, 75220, USA	21 Cochran Oaks Lane, Dallas, Texas, 75220, USA	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road,

Central, HK

Nelle Temple-Brown	6935 Birch Street, Falls Church, Virginia, 22046, USA.	6935 Birch Street, Falls Church, Virginia, 22046, USA.	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

James Edward Thompson III.	House 42, Manderly Gardens, No. 48 Deep Water Bay, Hong Kong	House 42, Manderly Gardens, No. 48 Deep Water Bay, Hong Kong	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Li Rubo	#402-4, Building 13, Block 2, Qianniwa, Fengtai District, Beijing, China	#402-4, Building 13, Block 2, Qianniwa, Fengtai District, Beijing, China	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Schedule 2

Indemnified Parties

1)            ERA Holdings Global Limited

2)            Era Information & Entertainment (BVI) Limited

3)            Era Home Entertainment Limited

4)            Era Films (HK) Limited

5)            Era Digital Media Limited

6)            Red River Agents Limited

7)            Vasky Energy Ltd.

8)            IFS Asia-Pacific Limited

9)            Vasky Korea Inc.

10)          International Mining Machinery Siwei Holdings Limited

11)           Zhengzhou Siwei Mechanical Electrical Equipment Manufacturing Co., Ltd.

SIGNED, SEALED and DELIVERED	)
as a Deed by Charles Schroeder	)	/s/ Charles R. Schroeder
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by Janet Harrison	)
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by Nelle Temple-Brown	)
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by LI RUBO	)
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by James Edward Thompson III	)	/s/ James E.Thompson III
in the presence of:	)

IN WITNESS whereof this Deed has been executed by or on behalf of the parties hereto on the date first above written.

SEALED with the Common Seal of	)
Mining Machinery Limited	)
and SIGNED by Emory Williams	)	/s/ Emory Williams
as a Deed in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by Emory Williams	)	/s/ Emory Williams
in the presence of	)

SEALED with the Common Seal of	)
VASKY ENERGY LTD	)
and SIGNED by Lee Jong-Dae	)
as a Deed in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by Bliss Browne	)	/s/ Bliss Browne
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by Carol Schroeder	)	/s/ Carol Schroeder
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by Janet Schroeder	)	/s/ Janet A. Schroeder
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by Griffin Schroeder	)
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by James Schroeder	)	/s/ James L. Schroeder
in the presence of:	)

Dated the 28th day of June 2010

THE PERSONS NAMED IN THE SCHEDULE

IN FAVOUR OF

ERA HOLDINGS GLOBAL LIMITED

DEED OF NON-COMPETITION

THIS DEED OF NON-COMPETITION is made on the 28th day of June 2010

AND GIVEN BY:

THE PERSONS whose names and addresses are set out in the Schedule hereto (each a “Covenantor” and collectively the “Covenantors”);

IN FAVOUR OF:

ERA HOLDINGS GLOBAL LIMITED, a company incorporated in the Cayman Islands whose principal place of business and head office in Hong Kong is at 9/F, Shun Ho Tower, 24-30 Ice House Street, Central (the “Company”) (for itself and as trustee of its current and future subsidiaries from time to time).

WHEREAS:

(A)          The Company has made an application for the proposed deemed new listing of its shares on the Growth Enterprise Market of the Stock Exchange in connection with the proposed acquisition of the Target Group (as defined below).

(B)           It is expected that the Covenantors will collectively hold more than 30 per cent. of the enlarged issued share capital of the Company upon the Listing.

(C)           Each of the Covenantors has agreed to give the undertakings and covenants set out below to facilitate the proposed deemed new listing of the Company.

NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:

1.             INTERPRETATION

1.1           In this Deed, including the Recitals, the following expressions shall have the following meanings except where the context otherwise requires:

“associate”	shall have the meaning ascribed thereto in the GEM Listing Rules;

“associated companies”	means companies in which the Company has an interest of not less than 20% of their issued share capital or registered capital (as the case may be) and each of such companies an “associated company”;

“Controlling Shareholders”	shall have the meaning ascribed thereto in the GEM Listing Rules;

“Director(s)”	means the director(s) of the Company from time to time;

“Effective Date”	shall have the meaning ascribed thereto in Clause 2.1;

“Enlarged Group”	means the Group together with the Target Group

“GEM”	means the Growth Enterprise Market of the Stock Exchange;

“GEM Listing Rules”	means the Rules Governing the Listing of Securities on GEM;

“Group”	means the Company and its subsidiaries from time to time;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Listing”	means the proposed deemed new listing of the share capital of the Company on GEM;

“Parties”	means the Covenantors and the Company and the “Party” shall be construed to mean either of them;

“PRC”	means the People’s Republic of China which, for the purpose of this Deed, shall exclude Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan;

“Circular”	means the circular to be issued by the Company in connection with the Listing;

“recognised stock exchange”	means the Stock Exchange or any other recognised stock exchange approved by the board of Directors from time to time;

“Restricted Business”	means the business carried out by the Enlarged Group as more particularly described in the Circular;

“Shares”	means shares of HK$0.01 each in the capital of the Company;

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited;

“subsidiaries”	shall have the meaning ascribed thereto in the GEM Listing Rules.

“Target Group”	means the International Mining Machinery Siwei Holdings Limited and its wholly-owned subsidiary, (Zhengzhou Siwei Mechanical & Electrical Equipment Manufacturing Co., Ltd.)

1.2           The headings used in this Deed are inserted for convenience only and shall not limit, vary, extend or otherwise affect the construction of any provision of this Deed.

1.3           References in this Deed to Recitals, Clauses and Schedules are references to recitals, clauses and Schedules of to this Deed.

1.4           References in this Deed to any statute or statutory provision shall be construed as references to such statute or statutory provision as respectively amended, consolidated or re-enacted, or as its operation is modified by any other statute or statutory provision (whether with or without modification), and shall include any subsidiary legislation enacted under the relevant statute.

1.5           In this Deed, save where the context otherwise requires:-

(i)            expressions in the singular shall include the plural and vice versa;

(ii)           expressions in any gender shall include other genders;

(iii)          references to persons shall include bodies corporate, corporations, partnerships, sole proprietorships, organisations, associations, enterprises and branches; and

(iv)          where any word or expression is given a defined meaning, any other grammatical form of such word or expression (as the case may be) shall have a corresponding meaning.

2.             CONDITION PRECEDENT

This Deed shall be conditional on and take effect upon the Listing.

3.             UNDERTAKINGS FROM THE COVENANTORS

3.1           Each of the Covenantors hereby undertakes and covenants with the Company (for itself and as trustee of its current and future subsidiaries from time to time) that, subject to Clause 2, it or he or she would not and would procure that its or his or her associates (except any members of the Enlarged Group) would not, during the period that this Deed remains effective, directly or indirectly, either on such Covenantor’s own account or in conjunction with or on behalf of any person, firm or company, among other things, carry on, participate or be interested or engaged in or acquire or hold (in each case whether as a shareholder, partner, agent, employee or otherwise) any business which is or may be in competition with the business of any member of the Enlarged Group from time to time (the “Restricted Business”).

3.2           The undertaking contained in Clause 3.1 does not apply to:

(i)            the holding by the Covenantors of interests in the shares of a company other than the Enlarged Group which are listed on a recognised stock exchange provided that:

(a)           any Restricted Business conducted or engaged in by such

company (and assets relating thereto) accounts for less than 5% of that company’s consolidated turnover or consolidated assets, as shown in that company’s latest audited accounts; or

(b)           the total number of the shares held by the Covenantors and/or their respective associates in aggregate does not exceed 5% of the issued shares of that class of the company in question and such Covenantors and/or their respective associates are not entitled to appoint a majority of the directors of that company and at any time there should exist at least another shareholder of that company whose shareholdings in that company should be more than the total number of shares held by such Covenantors and their respective associates in aggregate.

(ii)           any opportunity to invest, participate, be engaged in and/or operate any Restricted Business has first been offered or made available by the Covenantors and/or their respective associates to us, and after decision by the independent non-executive Directors and approval by the Board and/or Shareholders as required under the relevant laws and regulations (including but not limited to the GEM Listing Rules) and in accordance with the Memorandum and Articles, has declined in writing such opportunity to invest, participate, be engaged in or operate the Restricted Business, and that the principal terms by which the Covenantors (or his or its associates) subsequently invests, participates, engages in or operates the Restricted Business are no more favourable than those offered to the member of the Enlarged Group.

3.3           Each of the Covenantors further undertakes and covenants with the Company that (i) for so long as this Deed remains in effect, he will promptly provide to the Company such information as the Company may from time to time reasonably request to ascertain compliance by the Covenantors of their obligations under this Deed; and (ii) if requested by the Company, the Covenantors will issue a letter to the Company, confirming its or his or her full compliance with the relevant terms of this Deed and consenting to the Company’s disclosure of the contents of such letter in the annual report of the Company and/or such other document as otherwise published by the Company.

4.             TERMINATION

This Deed shall be terminated upon the earliest of the date on which:-

(i)            the Shares cease to be listed on the Stock Exchange;

(ii)           in relation to each Covenantor, such Covenantor or it or his or her associate ceases to hold an equity interest in the Company; and

(iii)          the relevant Covenantor and/or their respective associates jointly or severally are entitled to exercise or control the exercise of less than 30% in aggregate of the voting power at general meetings of the Company .

5.             INVALIDITY AND SEVERABILITY

5.1           The Parties acknowledge and agree that, having regard to all circumstances (including without limitation the benefits that the Covenantors expect to be derived from the listing of the Shares on GEM), the restrictions contained in this Deed are fair and reasonable and necessary for the protection of the Enlarged Group, if any restrictions under this Deed shall be adjudged by a court having proper jurisdiction to be void as going beyond what is reasonable in all circumstances for the protection of the interests of the Enlarged Group and the Covenantors but would be valid if part or parts of the wordings hereof were deleted or amended or qualified or the periods or areas hereof were reduced in scope, then the relevant restriction or restrictions shall be applied with such modification or modifications as may be necessary to make it or them valid and effective.

5.2           Any provision of this Deed prohibited by or which is unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Deed and rendered ineffective so far as is possible without modifying the remaining provisions of this Deed. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law to the end that this Deed shall be valid, binding and enforceable in accordance with its terms.

6.             VARIATION TO THIS DEED

Save in circumstances contemplated under Clause 5.1 where any such deletion, amendments or qualifications shall become effective once the Company has confirmed in writing to that effect, no variation or amendment of this Deed shall be effective, save by an instrument in writing and signed by or on behalf of the Parties.

7.             WAIVER AND OTHER RIGHTS

7.1           No single or partial exercise of, or failure or omission to exercise or delay in exercising any right, power or remedy vested in any Party under or pursuant to this Deed or otherwise shall constitute a waiver by such Party of such or any other right, power or remedy.

7.2           Any right, power or remedy expressly conferred upon any Party under this Deed shall be in addition to and without prejudice to all other rights, powers and remedies which would otherwise be available to such Party under this Deed or at law.

8.             COUNTERPARTS

This Deed may be executed in any number of counterparts and by any Party on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

9.             NOTICE

Any notice required to be given under this Deed shall be in writing and shall be delivered personally or by registered or recorded delivery post, postage prepaid to the respective party at the address set out herein or such other address as may have been last notified in writing by or on behalf of such party to the other parties hereto with specific reference to this Deed. Any such notice shall be deemed to be served at the time when the same is handed to or left at the address of the party to be served and if served by post at the time it would have been received in the normal course of post.

10.          PROCESS AGENT

Each of the Covenantors hereby irrevocably appoints the person whose name and address are set opposite to his/her name in the Schedule as his/her agent to accept service of legal process out of the courts of Hong Kong in connection with this Deed. Each of the Covenantors further agrees to maintain a duly appointed agent in Hong Kong to accept service of process out of the courts of Hong Kong and to keep the other parties to this Deed informed of the name and address of such agent. Service on such agent shall be deemed to be service on the relevant Covenantor.

11.          GOVERNING LAW AND JURISDICTION

This Deed is governed by and shall be construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong in relation to any proceedings arising out of or in connection with this Deed.

IN WITNESS whereof this Deed of Non-competition has been duly executed the day and year first above written.

SCHEDULE

The Covenantors

Name	Address / Registered Office	Correspondence Address	Process Agent and Address

Mining Machinery Ltd	9th floor, Medine Mews Building, La Chaussee Street, Port Louis, Mauritius	3rd floor, Aimer Tower A, Li-ze Zhong Yuan, Chaoyang District, Beijing 100102, PRC	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Emory Williams	3rd floor, Aimer Tower A, Li-ze Zhong Yuan, Chaoyang District, Beijing 100102, PRC	3rd floor, Aimer Tower A, Li-ze Zhong Yuan, Chaoyang District, Beijing 100102, PRC	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

James Schroeder	401 Lake Avenue, Wilmette, Illinois, 60091, USA	401 Lake Avenue, Wilmette, Illinois, 60091, USA	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Griffin Schroeder	401 Lake Avenue, Wilmette, Illinois, 60091, USA	401 Lake Avenue, Wilmette, Illinois, 60091, USA	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Janet Schroeder	333 Christian Street, Wallingford, CT, 06491	333 Christian Street, Wallingford, CT, 06491	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Charles Schroder	401 Lake Avenue, Wilmette, Illinois, 60091, USA	401 Lake Avenue, Wilmette, Illinois, 60091, USA	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Carol Schroeder	401 Lake Avenue, Wilmette, Illinois, 60091, USA	401 Lake Avenue, Wilmette, Illinois, 60091, USA	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Bliss Browne	910 Castlewood Terrace, Chicago, Illinois, 60657, USA	910 Castlewood Terrace, Chicago, Illinois, 60657, USA	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Janet Harrison	21 Cochran Oaks Lane, Dallas, Texas, 75220, USA	21 Cochran Oaks Lane, Dallas, Texas, 75220, USA	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road,

Central, HK

Nelle Temple-Brown	6935 Birch Street, Falls Church, Virginia, 22046, USA.	6935 Birch Street, Falls Church, Virginia, 22046, USA.	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

James Edward Thompson III.	House 42, Manderly Gardens, No. 48 Deep Water Bay, Hong Kong	House 42, Manderly Gardens, No. 48 Deep Water Bay, Hong Kong	Integrated Financial Services Ltd. 11/F., Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

Li Rubo	#402-4, Building 13, Block 2, Qianniwa, Fengtai District, Beijing, China	#402-4, Building 13, Block 2, Qianniwa, Fengtai District, Beijing, China	Integrated Financial Services Ltd. 11/F, Dah Sing Lift Bldg, 99 Des Voeux Road, Central, HK

EXECUTION

COVENANTORS

SEALED with the Common Seal of	)
Mining Machinery Limited	)
and SIGNED by Emory Williams	)	/s/ Emory Williams
as a Deed in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by Emory Williams	)	/s/ Emory Williams
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by James Schroeder	)	/s/ James Schroeder
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by Griffin Schroeder	)	/s/ Griffin Schroeder
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by Janet Schroeder	)	/s/ Janet Schroeder
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by Charles Schroeder	)	/s/ Charles Schroeder
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by Carol Schroeder	)	/s/ Carol Schroeder
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by Bliss Browne	)	/s/ Bliss Browne
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by Janet Harrison	)
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by Nelle Temple-Brown	)
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by James Edward Thompson III	)	/s/ James Edward Thompson III
in the presence of:	)

SIGNED, SEALED and DELIVERED	)
as a Deed by LI RUBO	)	/s/ LI RUBO
in the presence of:	)

COMPANY

SEALED with the Common Seal of	)
ERA Holdings Global Limited	)
and SIGNED by Lee Jong-Dae	)	/s/ Lee Jong-Dae
as a Deed in the presence of:	)

Execution Copy

DATE: 20 September 2010

ERA HOLDINGS GLOBAL LIMITED

THE PERSONS NAMED IN PART 1 OF SCHEDULE 1

THE PERSONS NAMED IN PART 2 OF SCHEDULE 1

CCB INTERNATIONAL CAPITAL LIMITED

and

BOCOM INTERNATIONAL SECURITIES LIMITED

PLACING AGREEMENT

INDEX

		PAGE NO.

Parties		1

Recitals		1

CLAUSE NO.	HEADING

1	Interpretation	2

2	Placing	6

3	Company’s and the Warrantors’ warranties and undertakings	9

4	Placing Agents’ warranties and undertakings	15

4A	New Controlling Shareholders’ warranties and undertakings	16

5	Completion	17

6	Commissions and expenses	18

7	Termination and indemnity	19

8	Notices	21

9	Further Undertakings	23

10	Miscellaneous	24

11	Governing law	25

Schedule 1
Schedule 2
Execution

Annex “A”	Announcement

THIS AGREEMENT is dated 20 September 2010

BETWEEN:

(1)       ERA HOLDINGS GLOBAL LIMITED, a company incorporated under the laws of the Cayman Islands with its registered office at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands, British West Indies and its principal place of business in Hong Kong at Room 9B, 9th Floor, Shun Ho Tower, 24-30 Ice House Street, Central, Hong Kong (the “Company”);

(2)       THE PERSONS named in Part 1 of Schedule 1 (together the “Warrantors”);

(3)       THE PERSONS named in Part 2 of Schedule 1 (together the “New Controlling Shareholders”);

(4)       CCB INTERNATIONAL CAPITAL LIMITED, a company incorporated under the laws of Hong Kong and having its registered office at 34/F., Two Pacific Place, 88 Queensway, Admiralty, Hong Kong (“CCBI”); and

(5)       BOCOM INTERNATIONAL SECURITIES LIMITED, a company incorporated under the laws of Hong Kong and having its registered office at Room 201-2, Far East Consortium Building, 121 Des Voeux Road, Central, Hong Kong (“BOCOM”, and together with CCBI, the “Placing Agents”)

WHEREAS:

(A)          The Company was incorporated in the Cayman Islands with limited liability and at the date of this Agreement has an authorised share capital of HK$100,000,000 divided into 10,000,000,000 Shares of HK$0.01 each, of which 411,706,581 Shares have been issued and are fully paid or credited as fully paid and are listed on the Growth Enterprise Market of the Stock Exchange (Stock Code: 8043).

(B)           At the request of the Company, the Placing Agents have agreed to procure (whether by itself or through its sub-placing agent(s)), as agent of the Company, not less than six placees for the Placing Shares, on a best efforts basis, upon the terms and subject to the conditions set out in this Agreement.

(C)           The Placing Shares will be allotted and issued pursuant to the specific mandate granted to the directors of the Company at the extraordinary general meeting of the Company held on July 23, 2010.

(D)          The directors of the Company have not, prior to the date of this Agreement, exercised any of their powers conferred by the specific mandate referred to in Recital (C).

(E)           The New Controlling Shareholders have agreed to sign this Agreement and are a party to this Agreement for the purpose of giving the non-disposal undertaking and the representations and warranties under Clause 4A.

IT IS HEREBY AGREED:

1.             INTERPRETATION

1.1           In this Agreement, including the recitals and schedules hereto, unless the context otherwise requires:

“Actions”	has the meaning ascribed to it in Clause 7.3.

“Audited Accounts Date”	has the meaning ascribed to it in Clause 3.1(N).

“Announcement”

the announcement in the agreed form annexed hereto marked “A” proposed to be issued on behalf of the Company immediately following the execution of this Agreement (subject to such amendments as the Stock Exchange may require).

“Approvals”	means all approvals, sanctions, consents, permissions, authorisations, filings and registrations.

“Associate”	has the meaning ascribed to it in the Listing Rules.

“BOCOM Allocated Placing Shares”	means 281,788,000 Placing Shares allocated to BOCOM for procurement of subscribers upon and subject to the terms and conditions of this Agreement.

“Brokerage”

means brokerage at such rate to be agreed between the Company and each of the Placing Agents of the Placing Price in respect of the Placing Shares payable to members of the Stock Exchange by the Placees;

“Business Day”

any day (excluding Saturdays, Sundays and any other public holidays and any day on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted or remains hoisted in Hong Kong at any time between 9:00 a.m. and 12:00 noon and is not lowered or discontinued at or before 12:00 noon) on which banks generally are open for business in Hong Kong.

“CCASS”	the Central Clearing and Settlement System established and operated by the Hong Kong Securities Clearing Company Limited.

“CCBI Allocated Placing Shares”	means 918,212,000 Placing Shares allocated to CCBI for procurement of subscribers upon and subject to the terms and conditions of this Agreement.

“Communication”	has the meaning ascribed to it in Clause 8.1.

“Companies Ordinance”	the Companies Ordinance, Cap. 32 of the Laws of Hong Kong.

“Completion”	completion of this Agreement in accordance with the provisions of Clause 5.

“Completion Date”

the Business Day next following the fulfilment of the conditions specified in Clause 2.6 or such later date as the Placing Agents and the Company may agree in writing, on which Completion shall take place, which date of Completion in any event shall be no later than September 30, 2010.

“Constituent Documents”	the memorandum of association and articles of association of the Company for the time being.

“Group”	the Company and its subsidiaries, and the expression “member of the Group” shall be construed accordingly.

“HK$”	Hong Kong dollars.

“Hong Kong”	Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnified Persons”	has the meaning ascribed to it in Clause 7.3.

“Laws”

means and includes all applicable laws, rules, regulations, guidelines, opinions, notices, circulars, orders, documents, decrees or rulings of any court, government, territory or regulatory authority whether or not ejusdem generis with any of the foregoing (including, without limitation, the Stock Exchange and/or SFC).

“Listing Division”	means the listing division of the Stock Exchange for the purpose of considering applications for listings and the granting of listings.

“Losses”	has the meaning ascribed to it in Clause 7.3.

“Listing Rules”	the Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange.

“Longstop Date”	September 29 2010 or such later date as the parties hereto may agree in writing.

“New Issue Shares”	means the Consideration Shares and the Remuneration Shares as defined under the VSA Circular.

“Respective Allocated Portion of Placing Shares”	means, in relation to CCBI, the CCBI Allocated Placing Shares, and in relation to BOCOM, the BOCOM Allocated Placing Shares.

“placee(s)” or “Placee(s)”	any person(s) or entity(ies) whom the Placing Agents and/or any of their respective agent(s) have procured to subscribe for any of the Placing Shares.

“Placing”	the placing of the Placing Shares by the Placing Agent pursuant to Clause 2.

“Placing Period”

the period commencing upon the execution of this Agreement and terminating at 4:00 p.m. on the Business Day immediately prior to the Completion Date (which in any event shall be no later than September 30, 2010 (or such later date as may be agreed by the parties hereto)), unless terminated earlier pursuant to Clause 7.

“Placing Price”	HK$0.364 per Placing Share (without taking account of any Stock Exchange trading fee, Brokerage and the SFC transaction levy which are or may be payable by the Placees).

“Placing Shares”	means up to a maximum of 1,200,000,000 new Shares, which may be allotted and issued by the Company pursuant to the Placing.

“SFC”	the Securities and Futures Comission of Hong Kong.

“Shares”	ordinary shares having a par value of HK$0.01 each in the capital of the Company.

“Stock Exchange”	The Stock Exchange of Hong Kong Limited.

“subsidiary(ies)”	has the meaning attributable to it in section 2 of the Companies Ordinance.

“Target Group”	has the meaning ascribed to it in the VSA Circular.

“VSA”	means the proposed very substantial acquisition by the Company of International Mining Machinery Siwei Holdings Limited.

“VSA Agreement”

means the conditional sale and purchase agreement dated October 9, 2009 entered into between Vasky Energy Limited, a wholly-owned subsidiary of the Company, as purchaser, and Mining Machinery Ltd., as vendor, relating to the VSA (as amended or supplemented from time to time).

“VSA Announcement”	means the announcement relating to the VSA to the shareholders of the Company dated September 21, 2009.

“VSA Circular”	means the circular relating to the VSA to the shareholders of the Company dated June 30, 2010.

1.2                                 In this Agreement, references to “Clauses”, “Sub-clauses” and the “Schedules” are to clauses and sub-clauses of and the schedules to this Agreement.

1.3                                 In this Agreement, the singular includes the plural, words importing one gender include the other gender and the neuter and references to persons include bodies corporate or unincorporate, in each case vice versa.

1.4                                 References to a document being “in the agreed form” means such document in the form agreed and initialed for the purposes of identification by or on behalf of the Company and the Placing Agents with such alterations as may be agreed between the Company and the Placing Agents.

1.5                                 References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively replaced, amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification) and any subordinate legislation or regulations made under such provisions.

1.6                                 References to times of the day are, unless otherwise specified, to Hong Kong time.

1.7                                 Headings of this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

2.                                      PLACING

2.1                                 Subject to Clauses 2.6, 2.7 and 5, the Company appoints each of the Placing Agents, and each of the Placing Agents accepts the appointment, on a several basis, and on the terms and subject to the conditions set out in this Agreement, as exclusive placing agents of the Company, to procure (whether by the Placing Agent or through any sub-placing agent(s)) on a best efforts basis for the Respective Allocated Portion of Placing Shares at the Placing Price (together with such Brokerage and the Stock Exchange trading fee and the SFC transaction levy as may be payable) on the terms and subject to the conditions set out in this Agreement. For the avoidance of doubt, the parties hereto acknowledge that the Placing Agents are only obliged to use their best efforts to procure placees for their Respective Allocated Portion of Placing Shares and if they are not successful in so using their respective best efforts in procuring subscriptions for their Respective Allocated Portion of Placing Shares or any of them, the Placing Agents are not obliged to subscribe for all or any of the Placing Shares for which no placees are procured, and the Company agrees that it shall not have any recourse whatsoever against the Placing Agents or their officers, directors, employees or agents in respect of any such shortfall.

2.1A                       For the avoidance of doubt, any acts, transactions and obligations to be carried out/performed by the Placing Agents under this Agreement shall be construed as acts, transactions and obligations to be carried out/performed by them severally and separately, and shall not be construed as acts, transactions and obligations to be carried out/performed by them jointly, except where otherwise expressly provided herein that any such act, transaction and obligation is to be carried out/performed by the Placing Agents jointly.

2.2                                 Any transaction carried out by the Placing Agents (and/or any sub-placing agent referred to in Clause 2.9) pursuant to this Agreement shall constitute a transaction carried out by the Placing Agents at the request of the Company and as its placing agents and not on account of or for the Placing Agents. The Placing Agents shall not be responsible for any loss or damage (except for any loss or damage arising out of any fraud, wilful default or gross negligence on the part of the Placing Agents or any sub-placing agent or as a result of non-compliance by the Placing Agents or any sub-placing agent with their respective obligations under this Agreement) to the Company arising from any such transaction or for any alleged insufficiency of the price at which the Placing Shares are sold hereunder.

2.3                                 The Company hereby confirms that the foregoing appointment confers on the Placing Agents (and any sub-placing agent(s) mentioned in Clause 2.9) in accordance with the provisions hereof all powers, authorities and discretions on its behalf which are necessary for, or reasonably incidental to, the making of the Placing and hereby agrees to ratify and confirm everything which the Placing Agents (and any sub-placing agent(s) mentioned in Clause 2.9) shall lawfully and reasonably do or have done pursuant to or in anticipation of the terms of this Agreement.

2.4           The Respective Allocated Portion of Placing Shares shall be offered by each Placing Agent as placing agent for the Company at the Placing Price (together with such Brokerage and Stock Exchange trading fee and the SFC transaction levy as may be payable by placees) to whom they believe to be independent investors not connected with the directors, chief executive or substantial shareholders (as defined in the Listing Rules) of the Company, the New Controlling Shareholders or any of their respective subsidiaries or associates (as defined in the Listing Rules), during the Placing Period.

2.5                                 Subject to Clauses 2.6 and 2.7 and 5, the Company agrees to allot and issue the Placing Shares credited as fully paid subject to the Constituent Documents and pursuant to the terms hereof free and clear from all liens, charges, encumbrances, claims, options and third party rights and with all rights attaching thereto as at the Completion Date, including the right to receive all future dividends and other distributions thereafter declared, made or paid on the Placing Shares.

2.6                                 Completion is conditional upon:

(A)                              the Listing Division agreeing to grant a listing of and permission to deal in the Placing Shares (either unconditionally or subject to conditions which are acceptable to the Company and the Placing Agents) and such listing and permission is not subsequently revoked prior to the commencement of dealings in the Placing Shares on the Stock Exchange;

(B)                                no representation, warranty or undertaking under this Agreement having been breached by the Company or any Warrantor or is otherwise rendered inaccurate, untrue or misleading in any respect, in each case on or prior to the Completion Date, and a certificate signed by the Company and the Warrantors confirming the same which shall be delivered by the Company to the Placing Agents before 10:00am on the Completion Date;

(C)                                Each of the Placing Agents receiving the documents set out in Schedule 2 (except as otherwise stated therein) in form and substance satisfactory to the Placing Agents;

(D)                               all conditions precedent under the VSA Agreement for completion of the VSA (except for the Placing itself and the obtaining of external financing by the Purchaser (as defined in the VSA Circular) and/or Vendor (as defined in the VSA Circular) by way of capital fund raising of not less than HK$200 million by way of this Placing) having been satisfied, fulfilled or where permissible waived, and a certificate signed by the Purchaser (as defined in the VSA Circular) and/or Vendor (as defined in the VSA Circular) confirming the same which shall be delivered by the Company to the Placing Agents before 10:00am on the Completion Date; and

(E)                                 the Placing Agents having procured placees for at least 1,060,000,000 (1.06 billion) Placing Shares.

2.6A                       The Company and the Warrantors (to the extent the conditions in Clause 2.6 are applicable to the Warrantors) jointly and severally undertake to the Placing Agents to use all their respective best endeavours to procure that the conditions in Clause 2.6 (save for the condition set out in Clause 2.6(E)) are fulfilled and that the Warrantors jointly and severally undertake to the Placing Agents to procure the Company to comply with this undertaking. To that end (but without limitation), the Company and the Warrantors shall ( to the extent that the same is within their power) provide all such information and proof documents, pay such fees, give such undertakings, and execute, do and make all such applications, documents, and other things as may be required by the Placing Agents or the Stock Exchange, the SFC or the Registrar of Companies in Hong Kong or any analogous authority elsewhere for the purposes of or in connection with the fulfillment of such conditions including the granting of listing of and permission to deal in the Placing Shares by the Listing Division.

2.7                                 In the event that the conditions referred to in Clause 2.6 above have not been fulfilled by the Longstop Date, all rights, obligations and liabilities of the parties hereunder in relation to the Placing shall cease and determine and none of the parties shall have any claim against any other in respect of the Placing, save for any antecedent breaches of this Agreement.

2.8                                 The offer of the Respective Allocated Portion of Placing Shares to Placees by each of the Placing Agents shall be conditional upon this Agreement not having been terminated prior to Completion.

2.9                                 The Company hereby acknowledges that the Placing Agents, in performing their respective functions under this Clause 2, are authorised to appoint one or more sub-placing agents and that such agents shall be agents of the Placing Agents in despatching the documents relating to the Placing to the Placees on the terms and subject to the provisions of this Agreement and the Company hereby confirms that it will forthwith upon request by either Placing Agent ratify and approve all actions lawfully taken or to be taken by such agents and the Placing Agents in connection with the Placing in accordance with or in anticipation of the terms of this Agreement. All fees, commissions, costs, charges and expenses of such agents shall be paid and borne by the relevant Placing Agent who engaged such agents out of the commissions, costs, charges and expenses payable by the Company to such Placing Agent under Clause 6 or otherwise. Subject to the terms of this Agreement, the Placing Agents may enter into any agreements with any of such agents for such purpose. The Company acknowledges that such agents shall be entitled to rely on the representations, warranties and undertakings contained in Clause 3 of this Agreement.

2.10                           The Placing Agents shall not have any authority to make, and the Placing Agents hereby undertake in favour of the Company that they will not make, any representation or warranty on behalf of the Company unless the same is made by the Company pursuant to Clause 3.1 or in the VSA Announcement, the VSA Circular or authorised in writing by the Company.

2.11                           Each of the Placing Agents shall obtain at the time of Placing (and procure the sub-placing agents to provide) such information relating to the Placees (including the list of Placees) which it procures (that is, CCBI shall provide information of the Placees it procures for the CCBI Allocated Placing Shares and BOCOM shall provide information of the Placees it procures for the BOCOM Allocated Placing Shares) and each shall provide the same to the Stock Exchange and (if required) the SFC as may be reasonably required by each of them particularly for the purpose of the listing application of the Placing Shares falling to be issued under this Agreement.

2.12                           The Company and the Placing Agents agree that the Placing Price and the Respective Allocated Portion of Placing Shares shall be determined by the Company, CCBI and BOCOM jointly.

2.13                           The Company, CCBI and BOCOM agree and acknowledge that CCBI shall act as the global coordinator and joint placing agent, and BOCOM as joint placing agent, in respect of the Placing.

3.                                      COMPANY’S AND THE WARRANTORS’ WARRANTIES AND UNDERTAKINGS

3.1                                 The Company and each of the Warrantors hereby jointly and severally represents, warrants and undertakes to the Placing Agents that:

(A)                The Placing Shares will be allotted and issued under the specific mandate as mentioned in Recital C and in accordance with the Constituent Documents and with all relevant Laws of Hong Kong, the Cayman Islands and the rules and regulations of the Stock Exchange and any other regulatory authority to which the Company is subject and will rank pari passu in all respects inter se and with all other Shares in issue on the Completion Date and the New Issues Shares when the same are issued;

(B)                  Subject to the conditions set out in Clause 2.6 being satisfied, the Company has full power, authority and shareholders’ consent to issue the Placing Shares and does not require the consent thereto of any other party;

(C)                  Subject to the conditions set out in Clause 2.6 being satisfied, all Approvals and authorities necessary to enable the Placing Shares to be allotted and issued by the Company to the Placees (and their respective nominees, if any) have been obtained;

(D)                 The Company has sufficient authorised share capital for issue and allotment of the Placing Shares under the Placing;

(E)                   The execution and delivery of, and the performance by each of the Company, Warrantors and the New Controlling Shareholders of its/his obligations under this Agreement to which it/he is a party do not and will not, and each such document does not and will not:-

i.                  result in a breach of any provision of the memorandum and articles of association or other constitutive documents of the Company or such member of the Group (as the case may be); or

ii.               result in a breach of, or constitute a default under, any instrument, agreement or arrangement to which the Company or any member of the Group is a party or by which the Company or any member of the Group or any of their assets is bound; or

iii.            and has not resulted or will result in a breach of any Laws or Approvals to which the Company or any member of the Group was or is subject or required to comply or by which the Company or any member of the Group or any of their respective businesses or assets was or is bound or dependent or any applicable order or decree of the relevant governmental authorities or agencies or of any court having jurisdiction; or

iv.           require any Approvals from any governmental or regulatory body or the sanction or consent of its shareholders which has not been obtained as of the date hereof.

(F)                   The execution and delivery by the Company, and the performance of its obligations hereunder, have been duly and validly authorized by all necessary action of the Company (including all necessary corporate actions);

(G)                  This Agreement, when executed and delivered by each of the Company and the Warrantors, will constitute a legal, valid and binding obligation, enforceable against each of them in accordance with the terms thereof;

(H)                 The Placing Shares will on allotment and issue be free from all liens, charges, encumbrances and third party rights of whatsoever nature and together with all rights attaching thereto as at the date of such allotment, including the right to receive all dividends and other distributions which may be declared, made or paid in respect of the Shares, the record date for which shall fall on or after the Completion Date;

(I)                      To the best knowledge and belief of the Company after having made all necessary and reasonable enquiries, no order has been made and no resolution has been passed for the winding up of, or for a provisional liquidator to be appointed in respect of, the Company or any of its subsidiaries, and no petition has been presented and no meeting has been convened for the purpose of winding up any of the same; no receiver has been appointed in respect of the Company or any of its subsidiaries or all or any of its assets; none of the Company or any of its subsidiaries is insolvent, or unable to pay its debts within the meaning of section 178 of the Companies Ordinance or any analogous legislation elsewhere, or has stopped paying its debts as they fall due; and no unsatisfied judgment which is material to the financial position or prospects of the Group is outstanding against the Company or any of its subsidiaries;

(J)                     The Company and each of the members of the Group:

i.                  has been duly established and is validly existing under the laws of the country of its incorporation or establishment;

ii.               has legal person status;

iii.            has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as set out in the VSA Circular; and

iv.           is duly qualified to transact business in the jurisdiction in which it carries on business and in which such qualification is material to the business, financial or operations of the Group.

(K)                 Each of the members of the Group has and is maintaining all necessary Approvals issued by the appropriate and authorised national, provincial, municipal, local or foreign regulatory bodies or agencies necessary for its establishment and operation and to enable it to carry on all parts of its businesses and is not in breach of any provisions of any law governing such Approvals or terms and conditions thereof and none is subject to revocation or withdrawal or (except to an immaterial extent or otherwise beneficial to that member) amendment and the Warrantors and the Company are not aware of any reason why any such revocation withdrawal or amendment should occur. None of the Company or any of the subsidiaries is in breach of the terms and conditions of any of their respective Approvals, consents and authorisations and none thereof is subject to revocation or withdrawal and to the knowledge of the Warrantors and the Company, after having made all reasonable inquiries, there are no circumstances existing which might lead to revocation or withdrawal or any conditions attached thereto being adversely altered;

(L)                   Save as previously disclosed in writing by the Company to the public by way of announcement, the VSA Circular or otherwise in accordance with the Listing Rules (provided that such disclosure is full, accurate and fair), during the preceding 12 months, there is no litigation, arbitration or other legal proceedings in progress or pending against any member of the Group which if decided adversely to the relevant member of the Group would have or have had during the 12 months preceding the date hereof a material adverse effect on the financial or trading position or prospects of the Group (taken as a whole) or the Company and which is material in the context of the Placing;

(M)              Save as previously disclosed by the Company to the public in writing by announcement, the VSA Circular or otherwise in accordance with the Listing Rules, during the preceding twelve months, otherwise than in the ordinary course of business, no member of the Group has entered into a material contract or commitment of an unusual or onerous nature which, in the context of the Placing, might be material for disclosure and each such company has carried on its business in the ordinary and usual course;

(N)                 The audited consolidated accounts of the Group (not including the Target Group) for the financial year ended on 31 December 2009 (“the Audited Accounts Date”) (subject to any disclosure as made by the Company in its annual report containing such accounts):

i.                  have been prepared on a recognised and consistent basis and in accordance with generally accepted accounting principles, standards and practice in Hong Kong;

ii.               comply in all material respects with all applicable ordinances, statutes and regulations and show a true and fair view of the state of affairs of the Group and of its results for the period in question; and

iii.            are not affected by any unusual or non-recurring items and do not include transactions not normally undertaken by the relevant member of the Group (save as fully, accurately and fairly disclosed in the said accounts); and

(O)                 The unaudited condensed consolidated financial statements of the Target Group for the six months ended 30 April 2010 and the unaudited condensed consolidated financial statements of the Group for the six months ended 30 June 2010 have been reviewed by the audit committee of the Company, and copies of these unaudited condensed consolidated financial statements have been provided to the Placing Agents;

(P)                   The Company shall procure that particulars of every significant new factor known to it which is capable of materially affecting assessment of the Placing Shares in the context of the Placing which arises between the date hereof and the Completion Date shall be promptly provided in writing to the Placing Agents;

(Q)                 Since the Audited Accounts Date, the Company and each member of the Group has carried on its business in the ordinary and usual course and there has been no material adverse change in the financial or trading position or prospects of the Group taken as a whole which has not been disclosed by the Company in the VSA Circular and in the form of an announcement in accordance with the Listing Rules or otherwise as required by the Listing Rules;

(R)                  Except to the extent disclosed by the Company to the public in the VSA Circular or by announcement or otherwise in accordance with the Listing Rules (provided that such disclosure is full, fair and accurate), since the Audited Accounts Date, neither the Company nor any of its subsidiaries has entered into any contract or commitment of an unusual or onerous nature;

(S)                   Each member of the Group has effected and maintains valid policies of insurance in an amount and to the extent (including third party liability) that it is prudent to do so in the business carried on by it. All premiums due in respect of such policies of insurance have been paid in full and all the other material conditions of the said policies have been performed and observed in full. Nothing has been done or omitted to be done whereby any of the said policies has or may become void or voidable and none of the said policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the usual rate;

(T)                  The transactions contemplated by this Agreement do not involve any breach of or default under any agreement, trust deed or instrument to which any member of the Group is a party;

(U)                 The matters set out in the Recitals are true, correct and accurate;

(V)                  Each of the Company and the Warrantors undertakes to the Placing Agents to procure that no disclosure or public announcement or communication (other than the Announcement) concerning the Placing and/or the Company which is material in relation to the Placing shall be made or despatched between the date hereof and the Completion Date, without the prior written consent of the Placing Agents as to the context, content, timing and manner of making or despatch thereof, save as required by Law or the Stock Exchange or the SFC or the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), in which case the Company shall, and the Warrantors shall procure the Company to, provide reasonable prior opportunity for the Placing Agents to review and comment on the content of such disclosure or public announcement or communication required by law or the Stock Exchange or the SFC;

(W)             All statements of facts contained in the Announcement, the VSA Announcement and the VSA Circular relating to the Group are true and accurate in all material respects and are not misleading in any material respect in the context of the Placing and all expressions of opinion, expectation and intention expressed therein made by or on behalf of the Company are in all respects made on reasonable grounds and are truly and honestly held and fairly based and that there are no facts known or which could on reasonable inquiry have been known to the relevant party or (where applicable) any of its directors and which are not disclosed in the Announcement, the VSA Announcement and the VSA Circular, the omission of which would make any statement in the Announcement, the VSA Announcement and the VSA Circular misleading or which might reasonably be considered to be material for disclosure;

(X)                 The statements, forecasts, estimates and expressions of opinion (if any) contained in the Announcement, the VSA Announcement and the VSA Circular have been and will at the respective dates of issue thereof be made after due and proper consideration, are and will at the date of issue thereof be fair and honest and represent reasonable expectations based on facts known to the Company and/or its directors or any of them;

(Y)                  Save for any temporary suspension not exceeding five (5) consecutive Business Days relating to the Placing or the VSA, the entire issued share capital of the Company is listed and will continue to be listed on the Stock Exchange on the

Completion Date and the Company is not aware of any circumstances whereby such listing will be suspended, cancelled or revoked; and

(Z)                  All disclosures made by the Company in the VSA Circular and to the public in writing by way of announcements or otherwise in accordance with or required by the Listing Rules are true, accurate, complete, not misleading and are fairly disclosed.

3.2                                 In consideration of the obligations of the Placing Agents hereunder, the Company agrees that for the period commencing on the date hereof and expiring on the Completion Date, without first having obtained the prior written consent of the Placing Agents, it will not allot or issue (or agree to allot or issue) any Shares, other than pursuant to:

(i)                                     any exercise of any convertible notes or warrants or options in issue at the date hereof or any other conversion or subscription rights existing at the date hereof,

(ii)                                  exercise of any share options granted pursuant to the share option scheme of the Company adopted pursuant to the Listing Rules, or

(iii)                               any scrip dividend scheme,

nor will the Company issue (or agree to issue) securities or grant (or agree to grant) any share options (other than share options granted or to be granted pursuant to the share option scheme of the Company adopted pursuant to the Listing Rules), warrants or other rights to subscribe for Shares or to repurchase any securities of the Company.

3.3                                 The representations, warranties and undertakings contained in this Clause 3 are deemed to be given as at the date hereof and shall remain in full force and effect up to Completion, with reference to the facts and circumstances then subsisting. Each of the Company and the Placing Agents (as the case may be) hereby undertakes to notify the other party of any matter or event coming to its attention prior to Completion which shows any relevant representation or warranty to be or to have been untrue or inaccurate at the date hereof or at any time prior to Completion.

3.4                                 In addition to the representations and warranties set out in this Clause 3, all warranties and representations regarding the Target Group, contained in the VSA Agreement, are deemed repeated herein and form part of this Agreement and are deemed to be made by the Warrantors and the Company jointly and severally to the Placing Agents, and such warranties and representations shall be construed mutatis mutandis in the same way as the warranties and representations in this Clause 3.

3.5                                 Each of the representations, warranties and undertakings contained or referred to in this Clause 3 shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other of the representations, warranties and undertakings contained in, or any other term of, this Agreement.

3.6                                 Each of the Warrantors and the Company hereby undertakes to the Placing Agents to inform them in writing immediately of any information of which they are or become aware at any time up to Completion which would, or is likely to, indicate that the representations, warranties and undertakings referred to in this Clause 3 are not, or have ceased to be, true and accurate or are or have become misleading in any respect or which is necessary to enable the Company to comply with its obligations hereunder.

3.7                                 No neglect, delay or indulgence on the part of any Placing Agent in enforcing any term or condition of this Agreement or its rights or remedies under this Agreement shall be construed as a waiver of any term or condition of this Agreement or of its rights or remedies under this Agreement, and the release or compromise by any Placing Agent from or of the liability of any of the Company and the Warrantors or the grant to any of them of any time or other indulgence shall not affect the liability of any of the Company or the Warrantors.

4.                                      PLACING AGENTS’ WARRANTIES AND UNDERTAKINGS

4.1                                 Each of the Placing Agents severally (and not jointly) represents, warrants and undertakes to the Company as follows:

(A)                              that it will not, directly or indirectly, offer or sell any Placing Shares or distribute or publish any documents in relation to the Placing in any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations and all offers and sales of Placing Shares and the distribution and publication of any document relating thereto will be made in compliance with those laws, rules and regulations;

(B)                                no action has been or will be taken, directly or indirectly, in any jurisdiction that would result in a public offering of the Placing Shares and neither it nor any persons acting on its behalf will offer or sell any Placing Shares otherwise than in compliance with applicable laws, rules and regulations in each jurisdiction in which any such offer or sale takes place; and

(C)                                no prospectus (as defined in the Companies Ordinance) or other document will be used to offer any of the Placing Shares to any person, and that the Placing Shares were and will only be placed through binding oral contracts, which terms may be confirmed by the Placing Agents issuing placing letters to such Placees.

4.2                                 Each of the Placing Agents severally undertakes to the Company to supply promptly (and to procure their respective sub-placing agents (if any) to provide) and in any event within a reasonable time prior to the expiry of any applicable time limits imposed by the Company:

(A)                              such information to enable the Company to publish any announcement required under the Listing Rules, including the details required thereunder, and other applicable provisions of the Listing Rules as are within its knowledge;

and

(B)                                such information relating to the Placing and other transactions contemplated under this Agreement as are within the knowledge of the Placing Agents to enable the Company to comply with its obligations under all applicable laws, rules and regulations and to provide all such information as may be required by the Stock Exchange and the SFC and any other relevant regulatory authority, and to obtain all necessary consents and approvals as may be required under the Personal Data (Privacy) Ordinance in connection with the obtaining and supply of such information to the Company.

4.3                                 Each of The Placing Agents shall notify the Company in writing the number of Placing Shares for which the Placees have been procured by it no later than 6:00 p.m. on the Business Day prior to the Completion Date (or such later time and/or date as may be agreed between the Company and the Placing Agents) by delivering to the Company the details of the Placees it procures for settlement of their Respective Allocated Portion of Placing Shares. In the event that the total number of the Placees procured by the Placing Agents is less than six in numbers, each of the Placing Agents shall further notify the Company in writing the names (and other particulars, including names, addresses and number of Placing Shares subscribed as required by the Stock Exchange, the SFC or other regulatory authorities) of the Placees it procures which shall be disclosed in the Announcement or, subsequent thereto, any announcement to be made by the Company for the purpose of complying with the requirements under the Listing Rules.

4A.                             NEW CONTROLLING SHAREHOLDERS’ WARRANTIES AND UNDERTAKINGS

4A.1                       The New Controlling Shareholders jointly and severally represent, warrant and undertake to the Placing Agents as follows:

(A)                              the execution and delivery by each of the New Controlling Shareholders, and the performance of its obligations hereunder, have been duly and validly authorized by all necessary action of each New Controlling Shareholders (including all necessary corporate actions);

(B)                                this Agreement, when executed and delivered by each of the New Controlling Shareholders, will constitute a legal, valid and binding obligation, enforceable against it in accordance with the terms thereof.

4A.2                       Each of the New Controlling Shareholders jointly and severally undertakes to and covenants with the Company and the Placing Agents that it shall not, and shall procure that none of its Associates or companies controlled by it shall, during the period of ninety (90) days following the Completion Date:

(A)                              sell, transfer or otherwise dispose of or create any rights (including but not limited to the creation of any options, rights or interests or entering into any swap or other arrangements that transfers or otherwise disposes of, in whole or in part, any of the economic consequence of ownership of any Shares) in respect of any of the Shares or issued capital of the Company held by it, its Associates or companies controlled by it immediately after the completion of the Placing; or

(B)                                sell, transfer or otherwise dispose of any interest in or create any rights over any shares in any company controlled by any of them which is, directly or through another company indirectly, the beneficial owner of any of the Shares or issued capital of the Company.

4A.3                       Emory Williams hereby undertakes to procure each of the persons listed in Part 3 of Schedule 1 hereof who will become, collectively with the New Controlling Shareholders, the new controlling shareholders (as defined in the Listing Rules) of the Company after the completion of the VSA to comply with the same non-disposal undertakings on the same terms and conditions under Clause 4A.2.

5.                                      COMPLETION

5.1                                 Subject to Clause 7, Completion shall take place not later than 4:00 p.m. on the Completion Date at the principal place of business in Hong Kong of the Company (or such other venue as the Company and the Placing Agents may agree in advance) when all (but, not part only) of the following business shall be transacted:

(A)                              each of the Placing Agents shall:

(i)                                     prior to the Completion Date, deliver to the Company (or Hong Kong Registrars Limited, the Company’s branch share registrar and transfer office in Hong Kong) copies of the signed placing letter(s), in such form as the Placing Agent shall solely determine, for the Respective Allocated Portion of Placing Shares subscribed for by the placees, and

(ii)                                  at Completion, but by no later than 4:00 p.m. on the Completion Date, effect payment to the Company by either the delivery of one or more cashier’s order(s) issued by a licensed bank in Hong Kong or payment of an amount in immediately available funds in such manner as shall be found by the Company in its reasonable opinion to be acceptable equal to the aggregate Placing Price payable for the aggregate number of the Respective Allocated Portion of Placing Shares (after deduction of the commissions and expenses referred to under Clause 6);

(B)                                the Company, by no later than 4:00 p.m. on the Completion Date, shall allot and issue, credited as fully paid, to the placees (and/or their respective nominees (if any)) for the CCBI Allocated Placing Shares, such number of CCBI Allocated Placing Shares, and for the BOCOM Allocated Placing Shares, such number of BOCOM Allocated Placing Shares, and shall procure that all such placees and/or such nominees are registered on the branch register of members of the Company in Hong Kong in respect thereof; and

(C)                                the Company, by not later than 4:00 p.m. on the Completion Date, shall procure that share certificates in respect of the Respective Allocated Portion of Placing Shares shall be transferred to each of the Placing Agent’s respective designated CCASS account(s).

5.2                                 On the day on which the conditions set out in Clause 2.6 are fulfilled, the Company shall so notify the Placing Agents and each of the Placing Agents shall make all requisite arrangements with the respective placees it has procured for delivery of the relevant share certificates to such placees in accordance with the provisions of this Clause 5.

5.3                                 Each of the Placing Agents shall as soon as practicable prior to the Longstop Date and in any event within the time limits (if any) imposed by the Stock Exchange and any relevant regulatory authorities provide particulars of the placees it has procured to the Company direct, including names, addresses, number of Placing Shares subscribed and such other information as required by the Stock Exchange, the SFC and/or the relevant regulatory authority or governmental agency in Hong Kong for delivery to the Stock Exchange and/or the relevant authority or governmental agency in Hong Kong.

6.                                      COMMISSIONS AND EXPENSES

6.1                                 The fee payable by the Company to each of the Placing Agents shall be separately agreed between the Company and each of the Placing Agents and each Placing Agent is hereby authorized to deduct such agreed fee from the payment to be made by it to the Company at Completion pursuant to Clause 5.1.

6.2                                 In addition to the fees referred to in Clause 6.1:

(A)                              the Company shall pay the Stock Exchange listing fee and trading fee, the SFC transaction levy, and the costs of publishing the Announcement, and all charges, fees and expenses of the Company’s share registrar including (without limitation) their fees and expenses in effecting the issue of the Placing Shares, and the issue of certificates therefor in board lots, to the placees or, where applicable, the Placing Agent or its nominees, (subject to the prior agreement by the parties hereto) all of which amounts the Placing Agents are hereby authorised to deduct from the payment to be made by it to the Company pursuant to Clause 5.1;

(B)                                the Company shall pay from the proceeds of the Placing for settlement of all other outstanding fees and the costs and disbursements accrued or incurred in connection with the Placing; and

(C)                                the Company shall bear all reasonable legal and out-of-pocket expenses (including but not limited to fees charged by the Hong Kong Securities Clearing Company Limited in respect of CCASS transactions (if any)) incurred by each of the Placing Agents in relation to this Agreement, which, if ascertained at Completion, each of the Placing Agents is hereby authorised to deduct from the payment to be made to the Company pursuant to Clause 5.1.

6.3           The Company shall be liable for its own costs and expenses (including fees of legal and other professional advisers) incurred in connection with the Placing and its associated transactions.

6.4           Payment of the amounts referred to in Clause 6.2, to the extent they have been reasonably incurred, shall be made by the Company to the Placing Agents whether or not Completion takes place.

7.             TERMINATION AND INDEMNITY

7.1           Notwithstanding anything contained in this Agreement, if at any time on or prior to 12:00 noon on the Completion Date:

(A)          there shall have been, since the date of this Agreement, such a change in national or international financial, political or economic conditions or taxation or exchange controls as would, in the joint opinion of the Placing Agents, be likely to prejudice the consummation of the Placing; or

(B)           any breach of any of the representations and warranties set out in Clause 3 comes to the knowledge of any of the Placing Agents or any event occurs or any matter arises on or after the date hereof and prior to the Completion Date which if it had occurred or arisen before the date hereof which if it had occurred or arisen before the date hereof would have rendered any of such representations and warranties untrue or incorrect or there has been a breach by the Company of any other provisions of this Agreement; or

(C)           any suspension of dealings in the Shares for more than five (5) consecutive trading days (other than as a result of the Placing); or

(D)          any moratorium, suspension or material restriction on trading in shares or securities generally on the Stock Exchange due to exceptional financial circumstances or otherwise;

then and in any such case, the Placing Agents may after consultation with the Company (to the extent that the same is reasonably practicable) jointly terminate this Agreement without liability to the Company (subject to Clause 7.2) or the Placing Agents by giving notice in writing to the Company, provided that such notice is received prior to the Completion Date.

7.2           In the event that the Placing Agents terminate this Agreement pursuant to Clause 7.1, all obligations of each of the parties under this Agreement shall cease and determine and no party shall have any claim against the other party in respect of any matter arising out of or in connection with this Agreement except for:

(A)            any antecedent breach of any obligation under this Agreement; and

(B)            liabilities under Clause 6.4.

It is expressly agreed between the parties that Clauses 6.2, 6.3, 6.4, 7, 8, 10 and 11 shall survive or operate in the event of termination of this Agreement pursuant to Clauses 2.7 and 7.1.

7.3           Notwithstanding anything to the contrary herein, the Company undertakes to indemnify and keep indemnified and hold harmless each of the Placing Agents for itself and on trust for its representatives, partners, directors, officers, employees, assignees, affiliates and agents (each an “Indemnified Person”) from and against (i) all and any actions, claims (whether or not any such claim involves or results in any actions or proceedings), demands, investigations and proceedings from time to time made or brought or threatened to be made or brought (together the “Actions”) against, and (ii) all losses, damages, liabilities, payments, costs or expenses including legal fees and taxes (including stamp duty (if any) and any penalties and/or interest arising in respect of any taxes) (including without limitation all payments, costs or expenses made or incurred arising out of or in connection with the settlement of any Actions or in investigating, disputing or defending the same or the enforcement of any such settlement or any judgment obtained in respect of any Actions) (together the “Losses”) which may be suffered, made or incurred by, an Indemnified Person arising out of, or in connection with:

(A)          the performance by any Placing Agent of its obligations under this Agreement; or

(B)           the issue, registration, publication, distribution or making available of any of the placing document (including, without limitation, the VSA Circular and the VSA Announcement and any amendment thereof or supplement thereto) and/or any announcement in connection with the Placing (whether or not approved by the Placing Agents); or

(C)           the allotment and issue of the Placing Shares; or

(D)          any breach or alleged breach on the part of the Company of the provisions of this Agreement or an action or omission of the Company or any of their respective subsidiaries, directors of the Company, representatives, partners, officers or employees resulting in a breach or alleged breach of the provisions of this Agreement; or

(E)           any of the warranties made or deemed to be made by the Company and the Warrantors under this Agreement being untrue, inaccurate or misleading or otherwise breached or being alleged by any third party to be untrue, inaccurate or misleading or otherwise breached; or

(F)           any breach or alleged breach by the Company of the Laws, rules or regulations of any country or territory resulting from any offer, sale or distribution of the Placing Shares otherwise than in accordance with and on the terms of those documents and this Agreement; or

(G)           any act or omission of the Company or any of its subsidiaries in relation to the Placing; or

(H)          any statement, estimate, forecast or expression of opinion, intention or expectation contained in the Announcement, the VSA Circular, the VSA

Announcement or any other paid announcement of the Company or any amendment or supplement thereto being or being alleged to be untrue, incomplete, inaccurate or misleading in any material respect, or any omission or alleged omission to state therein a fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or

(I)            any failure or alleged failure by the Company to comply with its obligations and duties under the Listing Rules; or

(J)            the Placing failing or being alleged to fail to comply with the requirements of the Listing Rules or any statute or statutory regulation otherwise due to a breach of undertakings hereof by the Company or any Placing Agent; or

(K)          the settlement of any investigation or proceeding by any governmental agency or body, commenced or threatened,

provided that the above indemnity shall not be available to any Indemnified Person to the extent that the matter in respect of which an indemnity is sought arose primarily out of the gross negligence or wilful default or fraud on the part of such Indemnified Person; and any settlement or compromise of any Loss by any Placing Agent or any other Indemnified Person shall be made without prejudice to any claim, action or demand which any of the Placing Agents or any other Indemnified Person may have or make against the Company under this Clause or otherwise under this Agreement.

7.4           All payments made by an indemnifying party under this Clause 7 shall be made gross, free of any right of counterclaim or set off and without deduction or withholding of any kind, other than any deduction or withholding required by laws. If an indemnifying party makes a deduction under this Clause 7, the sum due from such indemnifying party shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the relevant Indemnified Person which is entitled to such payment receives a sum equal to the sum it would have received had no deduction or withholding been made.

7.5           If a payment under this Clause 7 will be or has been subject to tax, the indemnifying party shall pay the relevant Indemnified Person on demand the amount (after taking into account any tax payable in respect of the amount and treating for these purposes as payable any tax that would be payable but for a relief, clearance, deduction or credit) that will ensure that the relevant Indemnified Person receives and retains a net sum equal to the sum it would have received had the payment not been subject to tax.

7.6           The protections and indemnities in this Clause 7 shall remain in full force and effect notwithstanding Completion or the rescission or termination of this Agreement.

8.             NOTICES

8.1           Any notice, claim, demand, court process, document or other communication to be given under this Agreement (collectively “communication” in this Clause 8) shall be in writing in either the English or the Chinese language and may be served or given personally or sent to the address or facsimile numbers (if any) stated after the relevant party’s name at the beginning of this Agreement or, where relevant, to the registered office for the time being of the party to be served, or to such other address (which must be in Hong Kong) as may have been last notified in writing by such party to the party serving the communication specifically referring to this Agreement. All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

Means of despatch	Time of deemed receipt

Local mail or courier	24 hours
Facsimile	on despatch
Air courier/speedpost	3 days
Airmail	5 days

8.2           A communication served in accordance with Clause 8.1 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee’s address or that the communication was properly transmitted by facsimile to the addressee. In the case of facsimile transmission, such transmission shall be deemed properly transmitted on receipt of a satisfactory report of transmission printed out by the sending machine.

8.3           Nothing in this Clause 8 shall preclude the service of communication or the proof of such service by any mode permitted by law.

8.4           The initial addresses and facsimile numbers of the parties for the service of communications, the person for whose attention such communications are to be marked and the person to whom a communication is to be copied are as follows:

If to the Company:

Address:	Room 9B, 9th Floor, Shun Ho Tower, 24-30 Ice House Street, Central, Hong Kong

Facsimile no.:	(852) 2973-0881

Attention:	Mr. Lee Jong-Dae/Mr. Telly Leung

If to CCBI:

Address:	34/F., Two Pacific Place, 88 Queensway, Admiralty, Hong Kong

Facsimile no.:	(852) 2523-1943

Attention:	Mr. Daniel Tsai/Ms. Sylvia Sun

If to BOCOM:

Address:	9/F., Man Yee Building, 68 Des Voeux Road Central, Hong Kong SAR

Facsimile no.:	(852) 3426-9663

Attention:	Mr. Wilfred Sum/Mr. Wu Jian

9.             FURTHER UNDERTAKINGS

9.1           Without prejudice to the foregoing obligations, each of the Company and the Warrantors (to the extent such acts and things are applicable to the Warrantors) undertakes to the Placing Agents to do or procure to be done all other acts and things as may be required to be done by it/him to carry into effect the Placing in accordance with the terms thereof and each of the Warrantors hereby undertakes to procure the Company to comply with such undertaking. Each of the Company and the Warrantors further undertakes that it/he will comply with all requirements so as to enable listing of and permission to deal in the Placing Shares to be granted by the Listing Division.

9.2           The Warrantors shall procure compliance with the obligations imposed upon the Company respectively by the Companies Ordinance, the Listing Rules and any like legislation in respect of or by reason of the matters contemplated by this Agreement including without limitation the making of all necessary filings, if any, with the Registrar of Companies in Hong Kong and the analogous authority in the Cayman Islands.

9.3           Subject as required by Law or by the Stock Exchange, the SFC or any other regulatory body to which the Company is subject, the Company and the Warrantors undertake to the Placing Agents that no announcement, circular, prospectus or report (including, without limitation, any quarterly or annual report and accounts) by or on behalf of the Company (and in particular no announcement relating to the Placing or its associated transactions which will or is likely to affect the market price of the Placing Shares) shall be issued or despatched during the period from the date hereof up to and including Completion without the prior written approval of the Placing Agents and any such announcement, circular, prospectus or report shall be made in such terms and in such manner as may be reasonably agreed by the Placing Agents.

9.4           The Company undertakes with the Placing Agents that the audited consolidated accounts of the Company and its subsidiaries for its financial year ending December 31, 2010 will be prepared on a basis consistent in all material respects with the accounting policies adopted for the purposes of the financial statements set out in the accountants’ report attached to the VSA Circular.

9.5           The Company and the Warrantors agree to procure that the Company will maintain a listing for the Shares on the Stock Exchange after the conditions set out in Clause

2.6(A) have been fulfilled except following a withdrawal of such listing which has been approved by the relevant shareholders of the Company in accordance with the Listing Rules or following an offer (within the meaning of the Hong Kong Code on Takeovers and Mergers and Share Repurchases) for the Company becoming unconditional.

9.6           Each of the Warrantors undertakes to the Placing Agents that it will procure that the Company shall fulfill its obligations herein in accordance with their terms.

9.7           Each of the Warrantors undertakes to each of the Placing Agents and the Company that it and its Associates will not apply for any of the Placing Shares pursuant to the Placing, either directly or indirectly, whether in their own names or through nominees.

10.          MISCELLANEOUS

10.1         All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

10.2         This Agreement may be executed in two or more counterparts each of which shall be binding on the party who shall have executed it but which shall together constitute but one agreement.

10.3         Time shall be of the essence of this Agreement.

10.4         Without prejudice to the foregoing obligations, each party hereto undertakes with the other parties that it shall do all such other lawful acts and things as may be considered necessary on a reasonable basis by the other parties required to be done by such party to carry into effect the Placing in accordance with the terms of this Agreement.

10.5         This Agreement may only be varied by agreement in writing signed by all of the parties.

10.6         This Agreement shall be binding on and shall enure for the benefit of each party’s successors and assigns and personal representatives (as the case may be), but no assignment may be made of any of the rights or obligations hereunder of any party without the prior written consent of the other parties.

10.7         This Agreement and any separate agreements made between the Company and each of the Placing Agents relating to fees under Clause 6.1 supersede any previous agreement between the parties in relation to the matters dealt with herein and represent the entire understanding between the parties in relation thereto.

10.8         Any liability to any of the parties under this Agreement may in whole or in part be released, compounded or compromised, or time or without in any way prejudicing or affecting the rights of the parties against any other party under the same or a like liability whether joint and several or otherwise.

11.          GOVERNING LAW

11.1         This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

11.2         The parties hereto irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

IN WITNESS whereof the parties or their duly authorised representatives have executed this Agreement on the date first before appearing.

SCHEDULE 1

Part 1

Warrantors

Name	Address

Lee Jong-Dae	6B South Bay Tower, 59 South Bay Road, Hong Kong

Emory Williams	Park Avenue Tower 1, 31-D, 6 Chaoyanggongyuan Nanlu, Chaoyang District, Beijing 100026, PRC, China

Li Rubo	No. 402 Unit 4, Building 13, Qianniwa Block 2, Fengtai District, Beijing

Part 2

New Controlling Shareholders

Name	Address

Mining Machinery Ltd (formerly known as International Mining Machinery Limited)	c/o Citco (Mauritius) Limited 9/F, Medine Mews Building, La Chausee Street, Port Louis, Mauritius.

Emory Williams	3/F, Aimer Tower A, Li-ze Zhong Yuan, Chaoyang District, Beijing 100102, PRC

James Schroeder	401 Lake Avenue, Wilmette, Illinois 60091, USA

James Edward Thompson III	House 42, Manderly Gardens, No. 48 Deep Water Bay, Hong Kong

Part 3

Other Individual Beneficial Owners of Mining Machinery Ltd

Name	Address

Griffin Schroeder	401 Lake Avenue, Wilmette, Illinois, 60091, USA

Janet Schroeder	333 Christian Street, Wallingford, CT 06492, USA

Charles Schroeder	401 Lake Avenue, Wilmette, Illinois, 60091, USA

Carol Schroeder	401 Lake Avenue, Wilmette, Illinois, 60091, USA

Bliss Browne	910W Castlewood Ter, Chicago, IL 60640, USA

Janet Harrison	21 Cochran Oaks Lane, Dallas, Texas 75220, USA

Nelle Temple-Brown	6935 Birch Street, Falls Church, VA 22046-2202, USA

SCHEDULE 2

Conditions Precedent Documents

1.                    A certified copy of the resolutions of the Directors of the Company:-

(a)                                  approving and authorising this Agreement and the execution on behalf of the Company of, and the performance by the Company of its obligations under, this Agreement; and

(b)                                 approving the issue of Placing Shares.

2.                    A certified copy of the board resolutions of Mining Machinery Ltd. approving and authorising this Agreement and the execution on its behalf, and the performance by it of its obligations under, this Agreement.

3.                    A certificate signed by the Warrantors confirming that, to the best of their knowledge and belief, and having made all reasonable enquiries, there has been no material adverse change in the financial and trading position of the Group and the Target Group taken as a whole between the Audited Accounts Date and the Completion Date, to be delivered by the Company to the Placing Agents before 10:00am on the Completion Date.

4.                    A copy of the responsibility statements of each of the existing executive directors of the Company (namely Mr. Lee Jong-Dae, Mr. Lee Sung Min and Mr. Kim Beom Soo) confirming the accuracy of and their responsibility for the accuracy of the content of the VSA Circular, the VSA Announcement and related documents.

5.                    Written evidence to the satisfaction of the Placing Agents that the Listing Division has given approval (either unconditionally or subject to conditions which are acceptable to the Company and the Placing Agents) to the Company for the listing of and permission to deal in the Placing Shares.

EXECUTION PAGE

THE COMPANY

SIGNED by	J.D. Lee	)
)
for and on behalf of		)
ERA HOLDINGS GLOBAL LIMITED		)
LIMITED in the presence of:		)

Witness’s signature:	/s/ Leung Ka Wo
Witness’s name:	Leung Ka Wo
Witness’s occupation:	Finance Director
Witness’s address:	9/F, Shun Ho Tower
24-30 Ice House Street,
Central, HK

THE PLACING AGENTS

SIGNED by	/s/ Simon Lee	)
	Managing Director	)
for and on behalf of		)
CCB INTERNATIONAL CAPITAL		)
LIMITED in the presence of:		)

Witness’s signature:	/s/ Sylvia Sun
Witness’s name:	Sylvia Sun
Witness’s occupation:	AVP-Corporate Finance
Witness’s address:	34/F, Two Pacific Place, 88 Queensway, HK

SIGNED by		)
)
for and on behalf of		)
BOCOM INTERNATIONAL SECURITIES		)
LIMITED in the presence of:		)

Witness’s signature:
Witness’s name:
Witness’s occupation:
Witness’s address:

THE WARRANTORS

SIGNED by		)
LEE JONG-DAE in the presence of:-		) )
Witness’s signature:	/s/ Leung Ka Wo
Witness’s name:	Leung Ka Wo
Witness’s occupation:	Finance Director
Witness’s address:	9/F, Shun Ho Tower,
24-30 Ice House Street,
Central, HK.

SIGNED by		)
EMORY WILLIAMS in the presence of:-		) )
Witness’s signature:	/s/ Leung Ka Wo
Witness’s name:	Leung Ka Wo
Witness’s occupation:	Finance Director
Witness’s address:	9/F, Shun Ho Tower
24-30 Ice House Street,
Central, HK.

SIGNED by		)	/s/ Li Rubo
LI RUBO		)
in the presence of:-)

Witness’s signature:	/s/ Telly Leung
Witness’s name:	Telly Leung
Witness’s occupation:	Finance Director
Witness’s address:	P/F, Shun Ho Tower,
24-30 Ice House Street,
Central,
Hong Kong

THE NEW CONTROLLING SHAREHOLDERS

SIGNED by for and on behalf of MINING MACHINERY LTD in the presence of:		) ) ) ) )
Witness’s signature:	/s/ Leung Ka Wo
Witness’s name:	Leung Ka Wo
Witness’s occupation:	Finance Director
Witness’s address:	9/F, Shun Ho Tower
24-30 Ice House Street,
Central, HK

SIGNED by EMORY WILLIAMS in the presence of:-		) ) )
Witness’s signature:	/s/ Leung Ka Wo
Witness’s name:	Leung Ka Wo
Witness’s occupation:	Finance Director
Witness’s address:	9/F, Shun Ho Tower
24-30 Ice House Street,
Central, HK

SIGNED by JAMES SCHROEDER in the presence of :-		) ) )

Witness’s signature:
Witness’s name:
Witness’s occupation:
Witness’s address:

THE NEW CONTROLLING SHAREHOLDERS

SIGNED by James Schroeder		)	/s/ James L Schroeder
		)	James L Schroeder
for and on behalf of James Schroeder		)	Physician
		)	401 Lake Ave
in the presence of: Carol Schroedor		)	Wilmette IL 60091
USA

Witness’s signature:
Witness’s name:
Witness’s occupation:
Witness’s address:

SIGNED by		)
)
for and on behalf of		)
)
in the presence of:		)

Witness’s signature:	/s/ Carol W. Schroeder
Witness’s name:	Carol W. Schroeder
Witness’s occupation:	Banker
Witness’s address:	401 Lake Avenue
Wilmette, Illinois
60091
USA

SIGNED by		)
JAMES EDWARD THOMPSON III		)
in the presence of:-)

Witness’s signature:	/s/ Telly Leung
Witness’s name:	Telly Leung
Witness’s occupation:	Finance Director
Witness’s address:	P/F, Shun Ho Tower
24-30 Ice House Street,
Central,
Hong Kong

Annex “A”

Announcement